                                                                    EXHIBIT 99.1


                                       [KUPPER PARKER COMMUNICATIONS, INC. LOGO]

NEWS RELEASE

Contact: Kupper Parker Communications                FOR IMMEDIATE RELEASE:
         Nicholle Hansel-Middleman                   March 1, 2001
         314-290-2057

                       KPC ANNOUNCES FIRST QUARTER PROFIT;
                          REVENUES INCREASE 25 PERCENT

ST. LOUIS, MO - Kupper Parker Communications, Inc. (OTCBB:KPCG), a global marketing communications company, announced strong revenue growth and a profit for its fiscal first quarter 2001, which ended January 31, 2001.

First quarter revenues increased 25.2 percent to $3,553,395 compared with $2,838,193 for the comparable quarter of 2000. Net income was $46,756 or $.01 per share for the first quarter of fiscal 2001. This compares with net income of $181,713 or $.04 per share in the same period of fiscal 2000, prior to KPC becoming a public company.

"We've been willing to sacrifice some of our profit to pursue the acquisitions that will double our business," stated Bruce D. Kupper, chairman and chief executive officer. "We're successfully implementing our growth strategy, which is to significantly expand our revenue, stay profitable and keep our debt low."

On an annualized basis, KPC's core revenues, plus acquisitions of subsidiaries and affiliates completed or announced total approximately $26 million.

RECENT HIGHLIGHTS

KPC Completed Key Acquisitions

Since the September 29, 2000, reverse acquisition of Greenstone/Roberts Advertising, making KPC a public company, the following acquisitions have given the firm additional presence in the United States and abroad:

On November 13, 2000, KPC acquired Chameleon Design, Inc., combining it with the firm's interactive staff to form a new operating group, KPC-Chameleon. The agency's interactive capability now comprises 46 designers, programmers, strategists and project managers who develop and deliver interactive media and e-business functionality to clients throughout KPC's domestic and international markets.

On November 21, 2000, KPC completed the acquisition of 12% of Communications in Business (CiB), a London-based marketing communications firm with additional offices in Dusseldorf and Milan.
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On February 23, 2001, KPC acquired all outstanding stock of CGT (UK) Limited, a
London-based strategic marketing communications agency. CGT has a staff of nine and annual gross billings of approximately $6.75 million.

On February 7, 2001, KPC announced a letter of intent to acquire Christopher Thomas Associates, Inc., headquartered in Melville, New York, with offices in Boston, Mass., and Stamford, Conn. Christopher Thomas is a marketing communications agency with a staff of 55 and annual gross billings of approximately $40 million.

KPC Wins Prominent New Clients

KPC's recent new business wins include:

     - Gulf Air, an international airline based in Bahrain. KPC and its London affiliate, CiB, will handle advertising, public relations and direct marketing across Europe and the United States.

     - Cap Gemini Ernst & Young, the leading provider of information technology (IT) consulting services in North America. KPC will provide strategic direction and public relations services for the St. Louis Area.

KPC, headquartered in St. Louis, provides a full range of marketing communications services domestically and internationally through its offices and affiliates in St. Louis; Kansas City, Mo.; Louisville, Ky.; Nashville and Memphis, Tenn.; New Orleans; New York; and London, Dusseldorf and Milan. KPC ranks in the top 100 agency brands in the U.S. according to Advertising Age. Based on public relations income, PRWeek ranks KPC among the nation's top 100 public relations firms, and among the top 50 healthcare public relations firms. Among business-to-business agencies, KPC is ranked in the top 100 firms, based on gross income.

More information is located at www.kupperparker.com.

Financial Tables Follow
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KUPPER PARKER COMMUNICATIONS, INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED INCOME STATEMENTS
(UNAUDITED)


                                                                       QUARTER ENDED JANUARY 31,
                                                  ----------------------------------------------------------------
                                                         2001                  2000                    %
                                                  --------------------  --------------------  --------------------
REVENUES                                           $        3,553,395    $        2,838,193                 25.2%

OPERATING  EXPENSES:
     Salaries and Benefits                                  2,617,528             2,056,045                 27.3%
     Office and General                                       845,372               449,366                 88.1%
                                                  --------------------  --------------------
     Total Operating Expenses                               3,462,900             2,505,411                 38.2%
                                                  --------------------  --------------------

     Operating Income                                          90,495               332,782                -72.8%

OTHER INCOME (EXPENSE):
     Interest income                                           30,456                27,204                 12.0%
     Interest expense                                         (12,732)              (11,151)                14.2%
                                                  --------------------  --------------------
                                                               17,724                16,053                 10.4%
                                                  --------------------  --------------------

     Pretax Income                                            108,219               348,835                -69.0%

PROVISION FOR TAXES                                            61,463               167,122                -63.2%
                                                  --------------------  --------------------

NET INCOME                                         $           46,756    $          181,713                -74.3%
                                                  ====================  ====================


EARNINGS PER SHARE:

     Basic                                         $             0.01    $             0.04                -75.0%
                                                  ====================  ====================

     Diluted                                       $             0.01    $             0.04                -75.0%
                                                  ====================  ====================

